Neuberger Berman Management LLC
Group of Funds

Code of Ethics

MUTUAL FUND CODE OF ETHICS

AMENDED AND RESTATED

This Mutual Fund Code of Ethics (“Code”) is adopted pursuant to Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 by Neuberger Berman Management LLC (“NB Management”), Neuberger Berman Group of Funds (the “Funds”), Neuberger Berman, LLC (“NB”), Neuberger Berman Fixed Income LLC (“NBFI”), and any other affiliated entity within Neuberger Berman Group LLC9 (“NB Affiliates”), that serves in an investment adviser or sub-investment adviser capacity to one or more Companies/Trusts or a series thereof.

The Boards of Directors / Trustees of the Funds have adopted this Code of Ethics to assist in maintaining the highest standards of conduct.  Any questions relating to this document should be brought to the attention of the Chief Compliance Officer of NB Management or her designee.  A list of contact persons within NB Management is attached here as Exhibit A.

By accepting employment with NB Management or association with a Fund, you have agreed to be bound by this Code of Ethics.  On an annual basis you will be required to certify in writing your understanding of this Code and intentions to comply with its requirements (including any amendments).

9	Neuberger Berman Group LLC is the holding company under which Neuberger Berman’s various asset management entities reside.

TABLE OF CONTENTS

Statement of General Principles			1

1.	General Prohibitions		1

2.	Definitions		2
	Access Person		2
	Advisory Person		2
	Affiliated Mutual Fund		2
	Beneficial Interest		2
	Blind Trust		3
	Covered Account		3
	Covered Security		3
	Day		4
	Exchange Traded Fund		4
	Federal Securities Laws		4
	Immediate Family		4
	Investment Company		4
	Investment Person		4
	Legal and Compliance Department		4
	Limited Insider		4
	Limited Insider Account		4
	Related Issuer		5
	Related Fund		5
	Trading Desk		5

3.	Required Compliance Procedures		5
	3.1	All Securities Transactions through Neuberger Berman	5
	3.2	Preclearance of Securities Transactions by NB Access Persons	6
	3.3	Post-Trade Monitoring of Precleared Transactions	6
	3.4	Notification of Reporting Obligations	7
	3.5	Certification of Compliance with Code of Ethics	7

4.	Restrictions		7
	4.1	Initial Public Offerings	7
	4.2	Private Placements	7
	4.3	Related Issuers	8
	4.4	Holding Period for securities (ex Investment Company shares)	8
	4.5	Discretionary Accounts (Investment Persons)	8
	4.6	Same Day Blackout Period	8
	4.7	Price Restitution	9
	4.7(1)	Price Switch by Limited Insiders	9
	4.7(2)	Investment Company Price Restitution	9
	4.7(3)	Equity Research Investment Personnel	10
	4.7(4)	Exceptions to Price Restitution	10
	4.8	Gifts	11
	4.9	Service as Director of Publicly Traded Companies	11
	4.10	Shares of an Affiliated Fund	11

5.	Procedures with Regard to Dissemination of Information		12

6.	Reports of Holdings by NB Access Persons		12
	6.1	Initial Report	12
	6.2	Annual Report	12
	6.3	Exceptions	12

7.	Quarterly Reports of Transactions by NB Access Persons		13
	7.1	General Requirement	13
	7.2	Disinterested Directors/Trustees	13
	7.3	Contents	13
	7.4	Exceptions	13

8.	Quarterly Reports by NB Access Persons		14

9.	Ethics and Compliance Committee		14

10.	Annual Report to the Board of Trustees		15

11.	Implementation		15
	11.1	Violations	15
	11.2	Sanctions	15
	11.3	Forms	15
	11.4	Exceptions	15

12.	Exhibits		22
	Exhibit A: Compliance Contact List		22

Statement of General Principles

This Code of Ethics is adopted in recognition of the following principles that govern personal investment activities of all individuals associated with the Funds, NB Management, NB and NBFI and any NB Affiliates:

●	It is their duty at all times to place the interests of Fund shareholders ahead of their personal interests. Priority must be given to Fund trades over personal securities trades.

●
All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

●	Individuals should not take advantage of their positions to benefit themselves at the expense of any Fund.

●	In personal securities investing, individuals should follow a philosophy of investment rather than trading.

●	Individuals must comply with applicable Federal Securities Laws.

1.	General Prohibitions

No person associated with the Funds, NB Management, NB, NBFI or any NB Affiliates in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by a Fund, shall:

●	Employ any device, scheme or artifice to defraud such Fund;

●
Make to such Fund any untrue statement of a material fact or omit to state to such Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Fund;

●	Engage in any manipulative practice with respect to such Fund;

●	Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or

●	Engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

2.	Definitions

The following words have the following meanings, regardless of whether such terms are capitalized or not in this Code:

Access Person - All employees of Neuberger Berman this includes, but is not limited to any Trustee, director, officer, or Advisory Person of the Funds, NB Management, NB and NBFI.

Advisory Person - any employee of the Funds or of NB Management, (or of any company in a control relationship to the Trust and/or NB Management) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Funds or NB Management who obtains information concerning recommendations made to such Fund with regard to the purchase or sale of Covered Securities by such Fund.  The determination as to whether an individual is an Advisory Person shall be made by the Legal and Compliance Department.

Affiliated Mutual Fund - A U.S. registered investment company and/or series thereof advised or sub-advised by Neuberger Berman.

Beneficial Interest - a person has a Beneficial Interest in an account in which he or she may profit or share in the profit from transactions.  Without limiting the foregoing, a person has a Beneficial Interest when the securities in the account are held:

(i)	in his or her name;

(ii)	in the name of any of his or her Immediate Family;

(iii)	in his or her name as trustee for himself or herself or for his or her Immediate Family;

(iv)	in a trust in which he or she has a Beneficial Interest or is the settlor with a power to revoke;

(v)	by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit;

(vi)	in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights;

(vii)	by a partnership of which he or she is a member;

(viii)	by a corporation which he or she uses as a personal trading medium;

(ix)	by a holding company which he or she controls; or

(x)
any other relationship in which a person would have beneficial ownership under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations there under, except that the determination of direct or indirect Beneficial Interest shall apply to all securities which an Access Person has or acquires.

Any person who wishes to disclaim a Beneficial Interest in any securities must submit a written request to the Legal and Compliance Department explaining the reasons therefore.  Any disclaimers granted by the Legal and Compliance Department must be made in writing.  Without limiting the foregoing, if a disclaimer is granted to any person with respect to shares held by a member or members of his or her Immediate Family, the provisions of this Code of Ethics applicable to such person shall not apply to any member or members of his or her Immediate Family for which such disclaimer was granted, except with respect to requirements specifically applicable to members of a person’s Immediate Family.

Blind Trust - a trust in which an Access Person has Beneficial Interest or is the settlor with a power to revoke, with respect to which the Legal and Compliance Department has determined that such Access Person or employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein, provided, however, that direct or indirect influence or control of such trust is held by a person or entity not associated with Neuberger Berman Group LLC and not a relative of such Access Person or employee.

Covered Account - An account held in the name of an Access Person, Advisory Person or Investment Person, or in the name of an Immediate Family member and in which any of these defined persons has a Beneficial Interest (direct or indirect)

Covered Security - (a) any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation on any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of trust for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly know as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; and (b) any security or instrument related to, but not necessarily the same as, those held or to be acquired by a particular Fund, (c) shares of any Investment Company and (d) Exchange Traded Funds;

The term Covered Security does not include: direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares of any unaffiliated registered open-end investment company other than an Investment Company as that term is defined below and provided the shares of such unaffiliated open-end investment company are held directly with the fund company in a mutual fund account and not in third party brokerage account unless the Access Person has obtained prior written approval from the Compliance Department to maintain such account.

Day - a calendar day, except where otherwise indicated in this Code.

Exchange Traded Fund - any unit investment trust or open-end registered investment company under the Investment Company Act of 1940, which has received certain exemptive relief from the Securities Exchange Commission to allow secondary market trading in its shares.

Federal Securities Laws - means the Securities Act of 1933, the Securities Act of 1934, Investment Company Act of 1940, the Investment Advisors Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted there under by the Securities and Exchange Commission or the Department of the Treasury.

Immediate Family - any of the following relatives sharing the same household and/or (who) are financially dependent on an Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships and/or any other person deemed to be an Immediate Family member by the Compliance Department.

Investment Company - each U.S. registered Investment Company and series thereof for which NB Management is the investment manager, investment adviser, sub-adviser, administrator or distributor, or for which an affiliate of NB Management is the investment adviser or sub-adviser.

Investment Person - Any employee of NB Management, or any NB Management affiliate (or of any company in a control relationship to NB Management) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and any natural person who controls NB Management and who obtains information concerning recommendations made to such Fund regarding the purchase or sale of securities by such a Fund.  The determination as to whether an individual is an Investment Person shall be made by the Legal and Compliance Department.

Legal and Compliance Department - Neuberger Berman Legal and Compliance Department.

Limited Insider - A Limited Insider includes an Access Person’s parents, mother-in- law, father-in-law, son-in-law, sibling, brother-in-law, daughter-in-law, sister-in-law and/or any other family member deemed a Limited Insider by the Compliance Department.  The Limited Insider does not share the same household as an Investment Person and is not financially dependent on an Access Person.  Also, Limited Insiders are not mandated to keep their brokerage accounts at Neuberger Berman.  Limited Insider accounts DO NOT include the accounts of any estate or trust where an Access Person is an executor, trustee or other fiduciary with a beneficial interest in the account.

Limited Insider Account - A securities account in the name of a Limited Insider

NOTE: For purposes of Limited Insider and Limited Insider accounts, Independent Trustees are NOT included within this definition

Related Issuer - an issuer with respect to which an Investment Person or his or her Immediate Family: (i) has a business relationship with such issuer or any promoter, underwriter, officer, director, or employee of such issuer; or (ii) is related to any officer, director or senior management employee of such issuer.

Related Fund - An Affiliated Fund for which an Investment Person is deemed to have decision making authority or is responsible for maintaining and/or reviewing information pertaining to that Fund.  The term Related Fund also includes a new fund that is invested with the Firm’s seed capital during the incubation period and does not have shareholder investments.

Trading Desk - NB Equity Trading Desk.

3.	Required Compliance Procedures

3.1	All Securities Transactions through Neuberger Berman.

(a)           Except as set forth in paragraphs (b) and (c): (i) every Investment Person and Access Person who is an employee of the Funds or NB Management is required to execute through Neuberger Berman all transactions in Covered Securities held in his or her own name or in which he or she has a direct or indirect Beneficial Interest: and (ii) all securities and securities accounts in which an Access Person has a direct or indirect Beneficial Interest must be held in an account at Neuberger Berman.

(b)           Notwithstanding paragraph (a): (i) Access Persons (other than Advisory Persons and Investment Personnel) may hold shares of an Investment Company in which they have a direct or indirect Beneficial Interest in direct accounts on the books of such Investment Company; and (ii) Advisory Personnel and Investment Personnel may hold shares of an Investment Company for which NB Management is the investment adviser, administrator or distributor and in which they have a direct or indirect Beneficial Interest in direct accounts on the books of such Investment Company, however, Advisory Persons and Investment Personnel will be required to periodically disclose to the Legal and Compliance Department their specific holdings of any shares of a Related Investment Company.

(c)           Exceptions will only be granted upon a showing of extenuating circumstances.  Any individual seeking an exception to this policy must submit a written request to the Legal and Compliance Department explaining the reasons therefore.  Any exceptions granted must be made in writing.

(d)           Any individual granted an exception pursuant to paragraph 3.1 (c) is required to direct his or her broker, adviser or trustee, as the case may be, to supply to the Legal and Compliance Department, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts in his or her own name or in which he or she has a Beneficial Interest.

(e)           Individuals are not required to execute through NB transactions in which they are establishing a dividend reinvestment plan directly through an issuer.  However, individuals must obtain written approval from the Legal and Compliance Department prior to establishing any such plan and supply to the Legal and Compliance Department, on a timely basis, duplicate copies of all confirmations relating to the plan.

3.2	Preclearance of Securities Transactions by Access Persons.

(a)           Every Access Person must obtain prior approval from the Trading Desk before executing any transaction in Covered Securities in a Covered Account.  Before granting such approval, the Trading Desk shall determine that:

(i)	No Investment Company has a pending “buy” or “sell” order in that security;

(ii)	The security does not appear on any “restricted” list of NB; and

(iii)	In the case of Access Persons who are Investment Personnel, such transaction is not short selling or option trading that is economically opposite any current holding by any Investment Company.

(b)           The following securities are exempt from preclearance requirements:

(i)	Securities transactions effected in Blind Trusts;

(ii)
The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

(iii)
The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

(iv)	Options on the Standard & Poor’s “500” Composite Stock Price Index; and

(v)	Other securities that may from time to time be so designated in writing by the Code of Ethics Committee.

(c)           Obtaining preclearance approval does not constitute a waiver of any prohibitions, restrictions, or disclosure requirements in this Code of Ethics.

3.3	Post-Trade Monitoring of Precleared Transactions.

After the Trading Desk has granted preclearance to an Access Person with respect to any personal securities transaction, the investment activity of such Access Person shall be monitored by the Legal and Compliance Department to ascertain that such activity conforms to the preclearance so granted and the provisions of this Code.

3.4	Notification of Reporting Obligations.

The Legal and Compliance Department shall identify all Access Persons who are required to make reports under the Code and inform those Access Persons of their reporting obligations.

3.5	Certification of Compliance with Code of Ethics.

The Legal and Compliance Department shall provide all Access Persons with a copy of the Code of Ethics and any amendments.  All Access Persons are required to certify annually in writing that they have:

(a)           read and understand the Code of Ethics and recognize that they are subject thereto;

(b)           complied with the requirements of the Code of Ethics;

(c)           disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code; and

(d)           with respect to any Blind Trusts in which such person has a Beneficial Interest, that such person has no direct or indirect influence or control and no knowledge of any transactions therein.

4.	Restrictions

4.1	Initial Public Offerings.

(a)           All Investment Persons are prohibited from acquiring a Beneficial Interest in any Covered Securities in an initial public offering, in order to preclude any possibility of their profiting improperly from their positions on behalf of a Fund.  No member of an Immediate Family of an Investment Person may acquire a Beneficial Interest in an initial public offering without the prior written consent of the Legal and Compliance Department.

(b)           Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to the Fund.

4.2	Private Placements.

(a)           No Access Person or member of his or her Immediate Family may acquire a direct or indirect Beneficial Interest in any Covered Securities in private placements without prior written approval by the Legal and Compliance Department.

(b)           Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to the Fund.

(c)           An Investment Person who has (or a member of whose Immediate Family has) acquired a Beneficial Interest in securities in a private placement is required to disclose that investment to the Legal and Compliance Department when such Investment Person plays a part in any subsequent consideration of an investment in the issuer for any Fund.  In any such circumstances, the decision to purchase securities of the issuer for a Fund is subject to an independent review by Investment Personnel with no personal interest in the issuer.  Such independent review shall be made in writing and furnished to the Legal and Compliance Department.

4.3	Related Issuers.

Investment Personnel are required to disclose to the Legal and Compliance Department when they play a part in any consideration of an investment by a Fund in a Related Issuer.  In any such circumstances, the decision to purchase securities of the Related Issuer for a Fund is subject to an independent review by an Investment Person with no personal interest in the Related Issuer.  Such independent review shall be made in writing and furnished to the Legal and Compliance Department.

4.4	Holding Period.

30 Day
All Covered Securities positions established in any Covered Account must be held for at least 30 calendar days.  The holding period is measured on a Last In-First Out basis.

60 Day
Investment Personnel are required to hold shares of Affiliated Mutual Funds for at least 60 days.  See Section 4.10 for additional information.

4.5	Discretionary Accounts (Investment Persons)

An Investment Person or Immediate Family Member who maintains a discretionary account that is managed by the same Investment Team of the Investment Person is subject to same day black out period and price restitution restrictions.  These restrictions are described in further detail below under sections 4.6 and 4.7.

4.6	Same Day Blackout Period (Investment Persons)

No Investment Person may execute purchases and/or sales in a Covered Security held in a Covered account on a day during which any Related Fund executes either a “buy” or “sell” order in that same security.

(a)           If any Investment Person purchases or sells a Covered Security (other than a fixed income security) held, or by reason of such transaction held, in his or her own name or in the name of an Immediate Family member and a Related Fund purchases or sells the same security during the same day, the Investment Person will be required to break that trade in all Covered Accounts.  All losses will be incurred by the Investment Person and any profit will be forfeited and subsequently donated to Neuberger Berman Philanthropy.

Note: In addition to this Code, Investment Personnel who also work within the Equity Research department are subject to additional departmental trading restrictions related to transactions in their Covered Accounts.  Please refer to the Equity Research Department’s written internal procedures for specific details.

4.7	Price Restitution

4.7(1) Same Day Price Restitution by Limited Insiders

(a)           If a Limited Insider purchases a Covered Security (other than a fixed income security) in a Limited Insider Account and a Related Fund purchases the same security during the same day, then, to the extent that the price paid per share by the Related Fund for such purchase is less favorable than the price paid per share by the Limited Insider, the Related Fund shall have the benefit of the more favorable price per share.

(b)           If a Limited Insider sells a Covered Security (other than a fixed income security) held in a Limited Insider Account and a Related Fund sells the same security during the same day, then, to the extent that the price per share received by the Related Fund is less favorable than the price per share received by the Limited Insider, the Related Fund shall have the benefit of the more favorable price per share.

4.7(2) Investment Company Price Restitution (Investment Persons)

(a)           If any Investment Person or Immediate Family member purchases a Covered Security (other than a fixed income security), in a Covered Account within seven (7) calendar days prior or three (3) business days subsequent to a Related Fund trade then, to the extent the price per share paid by such Related Fund is less favorable than the price per share paid by such Investment Person or Immediate Family member, the Related Fund shall have the benefit of the more favorable price per share.

(b)           If any Investment Person or Immediate Family member sells a Covered Security (other than a fixed income security), in a Covered Account within seven (7) calendar days prior or three (3) business days subsequent to a Related Fund trade then, to the extent that the price received per share by such Related Fund is less favorable than the price received per share by such Investment Person or Immediate Family member for the sale, the Related Fund shall have the benefit of the more favorable price per share.

(c)           An amount of money necessary to effectuate the price restitution shall either be transferred from the Covered account to the Compliance Restitution Account or a check may be made out to Neuberger Berman for amounts less than $500.  Restitution may be made by writing a check in the name of the Related Fund for amounts in excess of $500.00 to cover the amount due.  The price restitution shall be limited to the number of shares purchased or sold by the Access Person or Investment Person or the number of shares purchased or sold by the Related Fund, whichever is smaller.

Note: Transactions by Investment Persons in which the adjustment for Restitution is less than $500 will be forwarded to the Neuberger Berman Philanthropy Account from the Compliance Restitution account on a regular basis.

4.7(3) Equity Research Investment Personnel

In addition to this Code, Equity Research Investment Personnel10 are subject to additional departmental trading restrictions related to personal transactions in their covered accounts.  Please refer to the Equity Research Department’s written internal procedures for specific details.
_________________________

10
These are defined as individuals within the Equity Research Department who have been approved to serve as portfolio managers to certain Neuberger Berman Mutual Funds and/or who are determined by the Legal and Compliance Department to fall within the definition of Investment Person.

4.7(4) Exceptions to Price Restitution

Notwithstanding the foregoing, price restitution shall not apply to:

(i)	Limited Insiders during the seven (7) calendar days pre- Related Fund transaction or the three (3) business days subsequent to a Related Fund transaction;

(ii)	Securities transactions effected in Blind Trusts;

(iii)	Securities transactions that are non-volitional on the part of the Access Person, Investment Person or the Fund;

(iv)
The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

(v)
The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

(vi)	Options on the Standard & Poor’s “500” Composite Stock Price Index;

(vii)	Transactions for Access persons under the NB Code of Ethics, in which the adjustment resulting from the same day price switch is less than One Thousand Dollars ($1000.00),

(viii)	Transactions arising through arbitrage, market making activities or hedged options trading;

(ix)	Transactions in the NB ERISA Profit Sharing and Retirement Plan;

(x)	Transactions involving odd lots; and

(xi)	Other securities that may from time to time be so designated in writing by the Code of Ethics Committee.

4.8	Gifts

All Access Persons and employees are prohibited from giving or receiving any gift or other thing of more than One Hundred Dollars ($100) in value to or from any person or entity that does business with or on behalf of the Fund in any one year.  In addition to the above policy, NB Management, NB, NBFI and its affiliates have adopted additional gift and entertainment policies.

4.9	Service as Director of Publicly Traded Companies.

Investment Persons are prohibited from serving on the Boards of Directors of publicly traded companies.

4.10	Shares of an Affiliated Fund or Related Fund.

(a)           All trading in shares of an Affiliated Fund is subject to the terms of the prospectus and/or the Statement of Additional Information of the Affiliated Fund.

(b)           No Access Person or may engage in excessive trading or market timing in any shares of any Affiliated Fund

(c)           Except as set forth in paragraph (d), all Advisory Persons and Investment Personnel are required to hold any shares purchased of any Affiliated Fund for a minimum of sixty (60) calendar days.  Such holding period is measured on a Last-In, First-Out basis.  After such holding period has lapsed, an Advisory Person or Investment Person may redeem or exchange such shares; provided, however, that after any such redemption or exchange, the Advisory Person or Investment Person may not purchase additional shares of such Affiliated Fund for another period of sixty (60) calendar days.

(d)           The provisions of paragraph (c) shall not apply to: (i) taxable and tax-exempt money market funds; (ii) variable annuity contracts for which an Investment Company serves as the underlying investment vehicle; and (iii) shares of an Investment Company that are purchased through an automatic investment program or payroll deduction.

(e)           Any requests for exceptions to the holding period must be in writing and submitted concurrently to the Advisory Person’s or Investment Person’s supervisor, the Chief Investment Officer of NB or the Chief Compliance Officer of NB Management.  The Legal and Compliance Department may consult with the supervisor and Chief Investment Officer before it determines, in its sole discretion, whether to grant an exception.  Any exceptions shall be reported in writing to the Code of Ethics Committee.

5.	Procedures with Regard to Dissemination of Information

Access Persons and employees of NB Management or NB or any NB affiliate are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions or activities of Funds except to persons whose responsibilities require knowledge of the information.

6.	Reports of Holdings by Access Persons

6.1	Initial Report.

No later than 10 days after a person becomes an Access Person, such person shall report to NB Compliance the following information, which shall be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

(a)           The title and type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had a direct or indirect Beneficial Interest when the person became an NB Access Person;

(b)           The name of any broker, dealer or bank with whom the Access Person maintained an account in which the Access Person had a direct or indirect Beneficial Interest and

(c)           The date that the report is submitted by the Access Person.

6.2	Annual Report.

Annually, each Access Person shall report the following information, which must be current as of a date no more than 45 days before the report is submitted:

(a)           The title and type of security, and as applicable the exchange symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had a direct or indirect Beneficial Interest;

(b)           The name of any broker, dealer or bank with whom the Access Person maintains an account in which the Access Person had a direct or indirect Beneficial Interest; and

(c)           The date that the report is submitted by the Access Person.

6.3	Exceptions.

No report is required with respect to holdings where such report would duplicate information recorded by NB or NB Management pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.  For purposes of the foregoing, no report is required with respect to the holdings of securities in accounts maintained at NB.

7.	Quarterly Reports of Transactions by Access Persons

7.1	General Requirement.

Every Access Person shall report, or cause to be reported, to the Trust and Legal and Compliance Department the information described in Section 7.3 with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest.

7.2	Disinterested Directors/Trustees.

A disinterested Director/Trustee of the Company/Trust need only report a transaction in a security if such Director/Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Director/Trustee, should have known that, during the 15-day period immediately before or after the date of the transaction in a Covered Security by that director/Trustee, such Covered Security was purchased or sold by a Company/Trust or Fund or was being considered for purchase or sale by NB Management, NB, or any NB affiliate.

7.3	Contents of Quarterly Reports of Transactions.

Every quarterly transaction report shall be made not later than 30 days after the end of the calendar quarter and shall contain the following information:

(a)           The date of the transaction, the title and as applicable the exchange ticker and symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(b)           The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)           The price of the Covered Security at which the transaction was effected;

(d)           The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)           The date that the report is submitted by the Access Person.

Unless otherwise stated, no report shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Interest in the security to which the report relates.

7.4	Exceptions.

No report is required with respect to transactions where such report would duplicate information recorded by NB or NB Management pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.  For purposes of the foregoing, the Legal and Compliance Department maintains (i) electronic records of all securities transactions effected through NB, and (ii) copies of any duplicate confirmations that have been provided to the Legal and Compliance Department under this Code of Ethics with respect to securities transactions that, pursuant to exceptions granted by the Legal and Compliance Department, have not been effected through NB; accordingly, no report is required with respect to such transactions.

8.	Quarterly Reports by Access Persons Regarding Securities Accounts.

(a)           Every Access Person shall report, or cause to be reported, to the Legal and Compliance Department, and/or the Chief Compliance Officer the information regarding any securities account established by the Access Person during any quarter.  Every report shall be made not later than 10 days after the end of the calendar quarter and shall contain the following information:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

(b)           No report is required with respect to securities accounts where such report would duplicate information recorded by NB or NB Management pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.  For purposes of the foregoing, no report is required with respect to securities accounts at NB.

9.	Ethics and Compliance Committee (of the NB Group of Funds).

(a)           The Ethics and Compliance Committee shall be composed of at least two members who shall be disinterested Director/Trustees selected by the Board of Directors/Trustees of the Company/Trust (the “Board”).

(b)           The Ethics and Compliance Committee shall consult regularly with the Legal and Compliance Department and/or the Chief Compliance Officer and either the Committee or the Board shall meet no less frequently than annually with the Legal and Compliance Department and/or the Chief Compliance Officer regarding the implementation of this Code.  The Legal and Compliance Department shall provide the Ethics and Compliance Committee with such reports as are required herein or as are requested by the Ethics and Compliance Committee.

(c)           A quarterly report shall be provided to the Board certifying that except as specifically disclosed to the Ethics and Compliance Committee, the Legal and Compliance Department knows of no violations of the Code of Ethics and the Chief Compliance Officer shall attend all regular meetings of the Board to report on the implementation of this Code.

10.	Annual Report to the Board.

(a)           No less frequently than annually and concurrently with reports to the Board the Chief Compliance Officer of the Funds shall furnish to the Funds, and the Board must consider, a written report that:

(i)
describes any issues arising under this Code or procedures concerning personal investing since the last such report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

(ii)	certifies that the NB Management, NB or any NB affiliate, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

(iii)
identifies any recommended changes in existing restrictions or procedures based upon the Fund’s experience under the Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

11.	Implementation.

11.1	Violations.

Any person who has knowledge of any violation of this Code shall report said violation to the Legal and Compliance Department.  The Chief Compliance Officer of the Funds shall receive a report of all violations of this Code.

11.2	Sanctions.

NB Management and NB shall each have authority to impose sanctions for violations of this Code.  Such sanctions may include a letter of censure, suspension or termination of the employment of the violator, forfeiture of profits, forfeiture of personal trading privileges, forfeiture of gifts, or any other penalty deemed to be appropriate.

11.3	Forms.

The Legal and Compliance Department is authorized, with the advice of counsel, to prepare written forms for use in implementing this Code.  Such forms shall be attached as an Appendix to this Code and shall be disseminated to all individuals subject to the Code.

11.4	Exceptions.

Exceptions to the requirements of this Code shall rarely, if ever, be granted.  However, the Legal and Compliance Department shall have authority to grant exceptions on a case-by-case basis.